As filed with the Securities and Exchange Commission on March 5, 2003
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under
The Securities Act of 1933

OVERTURE SERVICES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4652060 (I.R.S. Employer Identification Number)

74 North Pasadena Avenue
Third Floor
Pasadena, CA 91103
(Address of Principal Executive Offices)

1998 Stock Plan
(Full title of the plan)

Ted Meisel
Chief Executive Officer
Overture Services, Inc.
74 North Pasadena Avenue, Third Floor
Pasadena, CA 91103
(626) 685-5600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Martin W. Korman, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of	Amount	Offering	Aggregate	Amount of
Securities to	to be	Price	Offering	Registration
be Registered	Registered (1)	Per Share (2)	Price (2)	Fee

Common Stock issuable under 1998 Stock Plan	2,962,475 shares	$15.76	$46,688,606	$3,777.11

TOTALS	2,962,475 shares	$15.76	$46,688,606	$3.777.11

(1)	This Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the 1998 Stock Plan described herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without Registrant’s receipt of consideration that results in an increase in the number of Registrant’s outstanding shares of Common Stock.

(2)	Price per share and aggregate offering price estimated in accordance with Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The computation is based on the average of the high and low price as reported on the Nasdaq National Market on February 28, 2003.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     The document(s) containing the information specified in Item 1 of Form S-8 have been or will be sent or given to employees as specified in Rule 428 (b)(1) under the Securities Act and are not required to be filed as part of this registration statement.

Item 2. Registrant Information and Employee Plan Annual Information.

     The document(s) containing the information specified in Item 1 of Form S-8 have been or will be sent or given to employees as specified in Rule 428 (b)(1) under the Securities Act and are not required to be filed as part of this registration statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, filed pursuant to the Securities and Exchange Act of 1934 (the “Exchange Act”), filed on February 28, 2003.

(b)	The Registrant’s Current Report on Form 8-K filed on January 22, 2003 (File No. 000-26365); February 19, 2003 (File No. 000-26365); February 21, 2003 (File No. 000-26365); and February 26, 2003 (File No. 000-26365).

(c)(1)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A (File No. 000-26365) filed on June 15, 1999 under the Exchange Act and any amendment or report subsequently filed for the purpose of updating such description.

(c)(2)	The description of the Registrant’s Preferred Stock contained in the Registration Statement on Form 8-A filed on March 25, 2002 under the Exchange Act and any amendment or report subsequently filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     As of the date of this filing, certain individual attorneys of Wilson Sonsini Goodrich & Rosati, Professional Corporation beneficially own shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law.

     The Registrant currently carries indemnity insurance pursuant to which its directors and officers are insured under certain circumstances against certain liabilities or losses, including liabilities under the Securities Act. The Registrant has entered into indemnity agreements with certain directors and executive officers. These agreements, among other things, indemnify the directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines, and settlement payments incurred by such persons in any action, including any action by or in the right of the Registrant, in connection with the good faith performance of their duties as a director or officer. The indemnification agreements also provide for the advance payment by the Registrant of defense expenses incurred by the director or officer; however, the affected director or officer must undertake to repay such amounts advanced if it is ultimately determined that such director or officer is not entitled to be indemnified.

Item 7. Exemption from Registration Claims.

     Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	1998 Stock Plan, as amended May 25, 2000*
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Counsel (contained in Exhibit 5.1).
24.1	Power of Attorney (see page II-4).

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 333-58410), filed with the Securities and Exchange Commission on April 6, 2001.

Item 9. Undertakings.

     (a)  Rule 415 Offering. The undersigned Registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporations Law, the Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, indemnification agreements entered into between the Registrant and its officers and directors, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on March 4, 2003.

OVERTURE SERVICES, INC

By:	/s/ Ted Meisel

Ted Meisel
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

     KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ted Meisel and Todd Tappin and each of them severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and conforming all that each said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: March 4, 2003	/s/ Ted Meisel

Ted Meisel, President, Chief Executive Officer
and Director (Principal Executive Officer)

Date: March 4, 2003	/s/ Todd Tappin

Todd Tappin, Chief Financial Officer,
(Principal Financial Officer and Principal
Accounting Officer)

Date: March 4, 2003	/s/ William Elkus

William Elkus, Director

Date: March 4, 2003	/s/ William Gross

William Gross, Director

Date: March 4, 2003	/s/ Linda Fayne Levinson

Linda Fayne Levinson, Director

Date: March 4, 2003	/s/ Terrel Jones
Terrel Jones, Director

Date: March 4, 2003	/s/ Balakrishnan Iyer
Balakrishnan Iyer, Director

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	1998 Stock Plan, as amended May 25, 2000.*
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Counsel (contained in Exhibit 5.1).
24.1	Power of Attorney (see page II-4).

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 333-58410), filed with the Securities and Exchange Commission on April 6, 2001.